UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   October 10, 2011

First Colombia Gold Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-51203	98-0425310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Alcalá Centro de Negocios, Cra 43 B # 14-51 Office 705, Medellin, Colombia	____________
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  574 461 61 54
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 10, 2011, the board of directors of First Colombia Gold Corp. (the "Company") appointed Mr. Tony Langford to fill the positions of Chief Executive Officer and Principal Executive Officer, which were previously held by Norman Bracht until his death.

There are no family relationships between Mr. Langford and any other of the Company's directors or executive officers.  Mr. Langford has not had any material direct or indirect interest in any of the Company's transactions since the beginning of the Company’s last fiscal year or in any currently proposed transaction.  At this time, the Company does not have any employment agreement with Mr. Langford.  The Company retains The Langford Group, Inc. (“Langford Group”) to provide the Company with financial management services in exchange for a monthly management fee of $2,500 Dollars.  The Langford Group also provides financial statement compilation services on behalf of the Company on a fee for services basis.  Mr. Langford is the President and Chief Executive Officer of the Langford Group.

Mr. Tony Langford has served as the Company's Chief Financial Officer, Principal Financial Officer, Secretary and Treasurer since July 24, 2010.  Mr. Langford is President of The Langford Group, Inc., a professional services firm providing financial accounting services to small and middle market public companies.  He previously served as the Chief Financial Officer of Home School Holdings, Inc., from May 2009 to June 2010.  Mr. Langford was a Technical Consultant with Spherion Corporation from January 2007 through August 2008 and was assigned to projects within the global information technology organization of an insurance-based financial services provider which is based in the EU.  Prior to that, he held the position of Director of Information Technology with Siemens Medical Solutions, USA from July 2001 through October 2006.

Mr. Langford is a Certified Public Accountant in the State of Illinois and is a member of the American Institute of Certified Public Accountants (AICPA) and the Illinois CPA Society (ICPAS).  Mr. Langford earned his Bachelors of Science in Commerce from DePaul University, Chicago, IL in 1989.

Item 8.01.    Other Events.

Following the untimely death of Norman Bracht, the Company's former Chief Executive Officer and director, the Company reassessed its current direction and proposed plans.  Following this reassessment, the Company's management determined that it would be in its best interest to broaden its geographical area of potential interest to evaluate opportunities to acquire mining properties beyond Colombia, South America.  Mr. Bracht was resident of Colombia and the Company believes that the absence of any management present in Colombia will likely present some challenges pursuing opportunities in this geographical area.

In connection with this revised plan, on September 30, 2011, the Company entered into a non-binding Letter of Intent (“LOI”) with Boulder Hill Mines, Inc., an Idaho corporation ("Boulder Hill"), to acquire by way of an assignment from Boulder Hill all of its rights, responsibilities and obligations under a state mineral lease and agreement (the "Agreement") by and among Boulder Hill, James Ebisch and Ryan Riech, dated July 15, 2008 (the "Proposed Transaction").  Boulder Hill under the terms of the Agreement holds the mining and mineral rights to a certain property located in the State of Montana referred to as the “Boulder Hill Project”.

Under the terms of the Proposed Transaction, it is contemplated that the Company would pay Boulder Hill the transaction price $230,000 to be payable in either cash, stock or a combination thereof.

The Proposed Transaction is anticipated to occur on or about October 31, 2011 and is subject to certain conditions, including, but not limited to, the satisfactory completion of due diligence, the execution of a binding definitive agreement between the parties and the Company's ability to secure sufficient financing to close the Proposed Transaction.  The Company can provide no assurance that these conditions will ever be satisfied to allow the Company to ever close the Proposed Transaction.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the LOI that is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01.      Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit
No.	Description

99.1	Letter of Intent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   October 18, 2011

First Colombia Gold Corp.

By: /s/     Tony Langford
Name:     Tony Langford
Title:        Chief Executive Officer, Chief Financial Officer

Exhibit Index

The following is a list of the Exhibits furnished herewith.

Exhibit
No.	Description

99.1	Letter of Intent